EXHIBIT 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA -— SEPTEMBER 20, 2004

SKYLINE REPORTS FISCAL 2005 FIRST QUARTER RESULTS

     Net earnings for the first quarter of Skyline Corporation’s 2005 fiscal year were $806,000, a decrease from the $2,037,000 of the first quarter of fiscal 2004. On a per share basis, net earnings for the first quarter of fiscal 2005 were $0.10 versus $0.24 for the first quarter a year ago.

     Sales for the quarter which ended August 31, 2004 were $117,111,000 an increase from the $109,679,000 for the first quarter of fiscal 2004.

     For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2005 were $84,778,000 compared to $78,547,000 for the first quarter a year ago. Skyline’s RV group recorded sales of $32,333,000 for the first three months of fiscal 2005, compared to $31,132,000 recorded for the first quarter of fiscal 2004.

     It should be noted that margins continue to be impacted by unprecedented increases in the cost of lumber, lumber-related materials and steel. While Skyline offsets rising costs by increasing its selling prices, sudden major increases in costs, coupled with dealers’ retail sales commitments, can affect the timing of when Skyline can pass on its cost increases.

     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments.

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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)

	Three Months Ended
	August 31, (Unaudited)
	2004	2003
Sales	$117,111	$109,679

Earnings before income taxes	1,346	3,359
Provision for income taxes	540	1,322

Net earnings	$806	$2,037

Basic earnings per share	$.10	$.24

Weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 31, (Unaudited)
ASSETS	2004	2003
Cash and temporary cash investments	$146,178	$149,527
Accounts receivable	28,707	28,409
Inventories	11,698	10,035
Other current assets	11,931	9,542

Total Current Assets	198,514	197,513
Property, Plant and Equipment, net	37,429	38,726
Other Assets	5,322	5,053

	$241,265	$241,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$8,243	$7,341
Accrued liabilities	29,042	29,041
Income taxes payable	428	1,378

Total Current Liabilities	37,713	37,760

Other Deferred Liabilities	5,773	4,620

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	258,283	259,416
Treasury stock, at cost, 2,825,900 shares in 2004 and 2003	(65,744)	(65,744)

Total Shareholders’ Equity	197,779	198,912

	$241,265	$241,292